Exhibit 99.4

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

CAESARS ACQUISITION COMPANY

Up To [—] Shares of Class A Common Stock

Issuable Upon the Exercise of Subscription Rights Distributed to Stockholders of

Caesars Entertainment Corporation

[—], 2013

To Our Clients:

Enclosed for your consideration are the Prospectus, dated [—], 2013 (the “Prospectus”), and the Instructions for Use of Caesars Acquisition Company Subscription Rights Certificates relating to the distribution by Caesars Entertainment Corporation (“Caesars Entertainment”), to the holders of record (the “Record Holders”) of its common stock, as of 5:00 p.m., New York City time, on [—], 2013 (the “Record Date”), at no charge, of non-transferable subscription rights (the “Rights”) to purchase shares of Class A common stock, par value $0.001 per share (the “Class A Common Stock”), of Caesars Acquisition Company (the “Company”) at a price of $[—] per whole share (the “Rights Offering”). The Rights are described in the Company’s Prospectus.

In the Rights Offering, an aggregate of [—] shares of Class A Common Stock are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on [—], 2013 (the “Expiration Date”). Rights not exercised by the Expiration Date will be void, of no value and will cease to be exercisable for Class A Common Stock, unless such Rights are exercised by mail that is postmarked on or before the Expiration Date and are received by the Subscription Agent before 5:00 p.m., New York City time, on the second business day after the Expiration Date (the “Mail Deadline”). Rights validly exercised by mail postmarked on or before the Expiration Date and received by the Subscription Agent by the Mail Deadline will be deemed to have been exercised by 5:00 p.m., New York City time, on the Expiration Date.

As described in the accompanying Prospectus, you will receive one Right for every full share of Caesars Entertainment common stock carried by us in your account as of the Record Date.

Each Right gives the holder thereof the right to purchase from the Company one share of Class A Common Stock (the “Basic Subscription Right”) at a subscription price of $[—] per whole share (the “Subscription Price”) or the right to retain such Right. For the avoidance of doubt, a holder may not elect to retain more than the number of Basic Subscription Rights actually issued to such holder. Shares of Class A Common Stock underlying retained Basic Subscription Rights will not be available for subscription pursuant to the Over-Subscription Privilege (as described below). Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding up to the nearest whole share. As an example, if you owned 1,000 shares of Caesars Entertainment common stock as of the Record Date, you would receive 1,000 subscription rights pursuant to your Basic Subscription Right that would entitle you to purchase 1,000 shares of Class A Common Stock at a subscription price of $[—] per whole share. Unless you have been qualified or licensed by, or have obtained the applicable waiver from, the applicable gaming regulatory authorities, you will not be permitted to subscribe for any shares of Class A Common Stock that would result in you beneficially owning 5% or more of the outstanding Class A Common Stock.

In addition, holders of Rights who purchase all of the shares of Class A Common Stock available to them pursuant to their Basic Subscription Rights, after giving effect to any purchases or sales of Rights by them prior to such exercise, may also choose to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $[—] per whole share, for a portion of any shares of Class A Common Stock that other holders of Rights do not purchase or affirmatively retain through the exercise of their Basic Subscription Rights or the retention of their Rights, respectively (the “Excess Shares”). The Subscription Agent will allot shares of Class A Common Stock in the Rights Offering as follows:

•	First, shares will be allocated to Record Holders who exercise their Basic Subscription Rights at a ratio of one share of Class A Common Stock per exercised subscription right. .

•	Second, Excess Shares will be allocated among the Record Holders who exercise the Over-Subscription Privilege, in accordance with the following formula:

•	Each holder who exercises the Over-Subscription Privilege will be allocated a percentage of the Excess Shares equal to the percentage that results from dividing (i) the number of Basic Subscription Rights which that holder exercised by (ii) the number of Basic Subscription Rights which all holders who wish to participate in the Over-Subscription Privilege exercised. Such percentage could result in the allocation of more or fewer Excess Shares than the holder requested to purchase through the exercise of the Over-Subscription Privilege.

•	Third, if the allocation of Excess Shares pursuant to the formula described above in the second step would result in any holder receiving a greater number of shares of Class A Common Stock than that holder subscribed for pursuant to the Over-Subscription Privilege, then such holder will be allocated only that number of shares for which the holder over-subscribed.

•	Fourth, any shares of Class A Common Stock that remain available as a result of the allocation described above being greater than a holder’s over-subscription request will be allocated among all remaining holders who exercised the Over-Subscription Privilege and whose initial allocations were less than the number of shares they requested. This second allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available shares of our Class A Common Stock have been allocated or all over-subscription requests have been satisfied in full.

Unless you have been qualified or licensed by, or have obtained the applicable waiver from, the applicable gaming regulatory authorities, any shares of Class A Common Stock that would be allocated to you, but that would cause your beneficial ownership of Class A Common Stock to equal or exceed 5% of the outstanding Class A Common Stock, will not be allocated to you, and instead will be allocated to other holders of Rights pursuant to the steps described above.

The Rights are evidenced by subscription rights certificates registered in the names of the Record Holders of the shares of Caesars Entertainment common stock for which the Rights are being distributed. Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the holder of the Rights to any other party.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF CAESARS ENTERTAINMENT COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE NOMINEE HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Class A Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City Time, on the Expiration Date. Once you have exercised your Rights pursuant to the Basic Subscription Right and the Over-Subscription Privilege, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Class A Common Stock to which you are entitled, please so instruct us by timely completing, executing and returning to us the instruction form attached to this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT, AT THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: (888) 624-2255; BANKS AND BROKERS PLEASE CALL (800) 223-2064.

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